Exhibit 10.1

Amendment No. 2
to the
Terms and Conditions of Employment
Between
Ronald Cooper (“RC”)
and
Adelphia Communications Corporation (the “Company”)

WHEREAS, RC and the Company (collectively, the “Parties”) wish to amend that certain employment agreement executed on January 17, 2003, and amended by Amendment No. 1 thereto on February 21, 2003 (the “Employment Agreement”);

WHEREAS, at the time of the execution of the Employment Agreement, RC and the Company contemplated that the Company would emerge from bankruptcy as part of a plan of reorganization where the Company would be an on-going publicly traded company;

WHEREAS, on April 21, 2005, the Company announced that it had reached a definitive agreement with Time Warner NY Cable LLC (“Time Warner”) and Comcast Corporation, whereby Time Warner and Comcast Corporation agreed to purchase substantially all of the Company’s and its affiliates’ assets (the “Sale Transaction”).  The Sale Transaction may be consummated pursuant to a plan of reorganization and/or pursuant to section 363 of title 11 of the United States Code;

WHEREAS, the Employment Agreement provides for awards of restricted stock and stock options upon the Company’s emergence from bankruptcy;

WHEREAS, the Company may not be able to award restricted stock upon the closing of the Sale Transaction; and

WHEREAS, RC and the Company desire to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, the Parties hereby agree to the amendment of the Employment Agreement (“Amendment No. 2”) as follows:

1.             The heading to Section 9 of the Employment Agreement is hereby amended to read as follows:  “Initial Equity Award or Sale Transaction Closing Award.”

2.             The following is hereby added after the last sentence of Section 9 of the Employment Agreement:  “Notwithstanding anything contained herein to the contrary, upon consummation of the Sale Transaction, RC shall be entitled to receive $6.8 million, in cash (the “Sale Transaction Closing Award”) in lieu of the Initial Equity Award described above in this Section 9.  The Sale Transaction Closing Award shall be paid in cash on the Amendment Payment Date (as such term is defined in Section 7 of Amendment No. 2 to this agreement).”

3.             The heading to Section 10 of the Employment Agreement is hereby amended to read as follows:  “Potential Equity and Cash Awards.”

4.             The heading to Section 1.0(e) of the Employment Agreement is hereby amended to read as follows:  “Emergence Date Special Award or Sale Transaction Closing Special Award.”

5.             The following is hereby added after the last sentence of Section 10(e) of the Employment Agreement:  “Notwithstanding anything contained herein to the contrary, upon consummation of the Sale Transaction, if the Board determines that RC’s performance prior to the closing of the Sale Transaction has been exemplary or significantly exceeded the level of performance that could reasonably have been expected, RC shall be entitled to receive a cash payment of up to $3.4 million (the “Sale Transaction Closing Special Award”) in lieu of the additional grant of restricted shares described above in this Section 10(e).  If approved by the Board, the Sale Transaction Closing Special Award shall be paid on the Amendment Payment Date.

6.             Upon consummation of the Sale Transaction, the second sentence of Section 13 of the Employment Agreement is hereby amended to read as follows:  “For purposes of this Agreement, “Competing Enterprise” shall mean Qwest Communications International Inc., Verizon Communications Inc., BellSouth Corporation, AT&T Inc., any Direct Broadcast Satellite or other multi-channel video provider (including, but not limited to, EchoStar Communications Corp. or DirecTV Broadband, Inc.), any multiple system operator (including, but not limited to Comcast) or any Digital Subscriber Line provider in the continental United States and/or Puerto Rico, in each case that has a service area that overlaps with 10% or more of the service area of the Company.”

7.             This Amendment No. 2 is expressly conditioned upon:  (a) approval of the United States Bankruptcy Court for the Southern District of New York; (b) the end of the 7-day period following RC’s execution of the Waiver and Release Agreement attached hereto as Exhibit A (which may be executed by RC at any time); and (c) the consummation of the Sale Transaction.  The first business day after the date that all of these three conditions are satisfied shall be the “Amendment Payment Date.” In the event that all of these three conditions are not satisfied, this Amendment No. 2 shall be null and void ab initio and without any further force or effect.

8.             Except as provided in this Amendment No. 2, the terms and conditions of the Employment Agreement shall remain unchanged.

/s/ Ronald Cooper	ADELPHIA COMMUNICATIONS CORPORATION
Ronald Cooper

/s/ Constance P. Campbell
	By	Constance P. Campbell
	Its:	SVP, Finance

2

EXHIBIT A

MUTUAL WAIVER. AND RELEASE AGREEMENT

This Mutual Waiver and Release Agreement (hereinafter “Agreement”) is executed on the dates indicated below, by Adelphia Communications Corporation, and any parent, predecessor, or current or former subsidiary or affiliated company of any of them, or successor of any of them, or benefit plan maintained by any of them, and the directors, officers, employees, shareholders (solely in their capacity as such), and agents of any or all of them (collectively, the “Company”) and Ronald Cooper individually, and on behalf of all successors, heirs and assigns (“Individual”).

A.            Individual and Company are party to an employment agreement, as amended on February 21, 2003 and August 14, 2006 (the “Employment Agreement”).

B.            In consideration for the benefits afforded to Individual by Amendment No. 3 to the Employment Agreement, and other than claims for vested benefits and compensation, unemployment compensation, worker’s compensation, indemnification and liability insurance as described in the Employment Agreement, and other payments, compensation and benefits otherwise due to Individual under Sections 3, 4, 6, 7, 8, 9, 10(e), 14, 16 and 19 of the Employment Agreement, including reimbursement of any business expenses incurred prior to Individual’s last day of employment with Company and submitted in accordance with Company policy, due to Individual, Individual hereby knowingly and voluntarily fully hereby irrevocably and unconditionally releases, acquits and forever discharges Company from any and all charges, complaints, claims (as defined in 11 U.S.C. §105(5)), liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on Company’s right to hire, refuse to hire or terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; .(3) Section 503 of the Rehabilitation Act of 1973; (4) the Americans with Disabilities Act; (5) the Fair Labor Standards Act (including the Equal Pay Act); (6) the Age Discrimination in Employment Act, as amended (“ADEA”); (7) the Family and Medical Leave Act; (8) the Employee Retirement Income Security Act, as amended, and (9) any other federal statute; any State civil rights act, wage claim, or statute; any claim of retaliatory treatment; any claim of wrongful discharge against public policy or the Sarbanes-Oxley Act; any common law Claims in tort, contract, for quasi-contact, for promissory estoppel, or for violation of the covenant of good faith and fair dealing (hereinafter collectively referred to as “Individual Claim” or “Individual Claims”), which Individual now has, owns or holds, or claims to have, own or hold, or which Individual at any time heretofore had, owned or held, or claimed to have, own or hold against Company up to and including the Amendment Payment Date (as defined in Amendment No. 2 to the Employment Agreement).

Individual agrees Individual has not filed any Claim, complaint or charge with any local, State, or federal agency or enforcement body, and that if such a Claim, complaint or charge is filed, Individual shall immediately withdraw such Claim, complaint or charge.

C.            For and in consideration of the obligations upon the Individual as set forth in the Agreement, and for other good and valuable consideration, the Company hereby, on its behalf releases the Individual and his heirs, executors, successors and assigns (the “Individual Released Parties”) of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits, claims or causes, of every kind and nature whatsoever (each, a “Company Claim”), which the Company now has, owns or holds, or claims to have, own or hold, or which Company at any time heretofore had, owned or held, or claimed to have, own or hold against Individual up to and including the Amendment Payment Date: provided, however, that nothing herein shall release or waive the Individual Released Parties from any claims or actions arising by reason of the Individual Released Parties having committed a crime or an act or omission to act which constitutes fraud or willful misconduct.

D.            Individual has not disclosed and will not disclose Company Information (defined below) at any time prior to or after the effective date of this Agreement, other than pursuant to his performance of duties for Company. Individual has returned to Company, or will return to Company by the date payment hereunder is due, all Company Property (defined below) not purchased from Company and will return to Company if requested by Company all documents containing Company Information and any copies, duplicates, reproductions or excerpts of Company Information.

1.                                       “Company Information” means any confidential or proprietary legal, financial, marketing, business, technical, management or business plans, business strategies, software, software evaluations, systems designs, trade secrets, personnel information, marketing methods and techniques, customer lists, or other information, including, but not limited to, information which Individual prepared, caused to be prepared, or received in connection with Individual’s employment with Company, as it relates to Company, its employees or its customers. Company Information does not include: information or knowledge: (a) which may subsequently come into the public domain after the Individual’s termination of employment (or is in the public domain prior to Individual’s termination of employment) other than by way of unauthorized disclosure by Individual; (b) which Individual is required to disclose by applicable law, subpoena, or order of a governmental agency or court after ten (10) days notice (if such notice is practicable) has been provided to Company of such order or (c) .

2.                                       “Company Property” shall include, but not be limited to, keys, access cards, files, memoranda, reports, software, credit cards, computer disks, instructional and management manuals, books, cellular phones and computer equipment.

E.             Individual and Company have had an adequate opportunity to negotiate these terms, have had an adequate opportunity to consult with counsel if so desired, and this Agreement sets forth the complete agreement between Individual and Company. No other covenants or representations, express or implied, have been made or relied upon, and no other consideration, other than that set forth herein, is due or owing.

F.             Individual acknowledges that Individual has been advised by Company to consult with an attorney prior to executing this Agreement. Individual also acknowledges being given at least twenty-one (21) days within which to consider this Agreement, and Individual has been advised that for a period of seven (7) days following execution of this Agreement, Individual may revoke this Agreement and that it shall not become effective or enforceable until the later of (i) the expiration of said seven (7) day period or (ii) the date this Agreement is approved by the U.S. Bankruptcy Court for the Southern District of New York; provided, however, that if the Sale Transaction does not close, then this Agreement shall be null and void ab initio and without any further force or effect. Individual agrees that changes in this Agreement will not restart the running of the aforementioned 21-day consideration period. Individual also agrees that Individual may sign this Agreement at any time during the 21-day period, and that any decision by Individual to do so has not been induced by Company through fraud, misrepresentation, coercion, or a threat to withdraw or alter the offer contained in this Agreement prior to the expiration of the 21-day time period, or by offering different terms if the Agreement is signed prior to the expiration of the 21-day time period.

G.            Individual represents that Individual has read this Agreement and fully understands each of its terms. Individual further represents that no representations, promises, agreements, stipulations, or other statements have been made by Company to induce this Agreement, beyond those contained herein. Individual further represents that Individual is of sound mind, and knowingly and voluntarily signs this Agreement as Individual’s own free act, and that Individual is not acting under any coercion or duress.

H.            If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect, and shall be binding upon the parties hereto as if the invalidated provision were not part of this Agreement.

I.              As a free and voluntary act, the parties agree that they will make no written or oral statements that directly or indirectly disparage each other in any manner whatsoever, including but not limited to: (a) the working conditions or employment practices of Company or (b) Company as a provider of cable television services or other products and services.

J.             Subject to Section 14 of the Individual’s Employment Agreement, all payments under this Agreement will be subject to applicable withholding taxes.

K.            Any Individual Claims or Company Claims arising under this Agreement, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to the making, performance or interpretation of this Agreement; whenever brought, shall be brought in the United States District Court for the Southern District of New York. By signing this Agreement, Individual and the Company voluntarily, knowingly and intelligently waive any right they each may have to a jury trial in the event of a breach of this Agreement.

L.             This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and t be performed entirely within such state, without regard to its conflict of laws rules to the extent such laws are not preempted by federal law including but not limited to federal bankruptcy law.

M.           This Agreement constitutes the full and complete integration of the parties’ agreement and all statements, negotiations and prior agreements or understandings with respect to these matters are merged herein. This Agreement may be modified only by a written instrument signed by all parties hereto. Except as otherwise provided by this Agreement, the Employment Agreement will continue in full force and effect pursuant to its terms.

N.            This Agreement and all documents to be executed hereunder may be executed in multiple counterparts, each of which may be treated as an original document.

O.            This Agreement and all documents to be executed hereunder may be executed by facsimile, and both facsimile and photocopies may be treated as original documents.

P.             Each person signing this Agreement represents that he or she has the full authority to bind the party on behalf of whom or which he or she signs to the terms of this Agreement.

Q.            Notwithstanding anything to the contrary herein, in the event (i) the Sale Transaction is not consummated, (ii) the approval of Amendment No. 2 by the U.S. Bankruptcy Court for the Southern District of New York is not received, or (iii) the Company does not pay to Individual on the Amendment Payment Date (x) the Sale Transaction Closing Award (as defined in Section 9 of the Employment Agreement) or (y) if and only if approved by the Board of Directors of the Company in accordance with the procedures set forth in Section 10(e) of the Employment Agreement, the Sale Transaction Closing Special Award (as defined in Section 10(e) of the Employment Agreement), this Mutual Waiver and Release Agreement shall be null and void ab initia and without any further force or effect.

THIS IS A RELEASE - READ CAREFULLY BEFORE SIGNING

By signing below, I acknowledge that I have read, understood and accept the terms and conditions of this AGREEMENT, including the Dispute Resolution Provision set forth in paragraph K above.

IN WITNESS THEREOF, and intending to be legally bound, the parties have executed this agreement

/s/ Ronald Cooper
Ronald Cooper

STATE OF	Colorado	)
) ss.
COUNTY OF	Arapahoe	)

The foregoing instrument was acknowledged before me this 8th day of August, 2006, by .

Witness my hand and official seal.

My commission expires		4/27/2010

/s/ Kathy Porter
[SEAL]			Notary Public

ADELPHIA COMMUNICATIONS CORPORATION
“Company”

By:	/s/ Constance P. Campbell

STATE OF	Colorado	)
) ss.
COUNTY OF	Arapahoe	)

The foregoing instrument was acknowledged before me this 14th day of August, 2006, by .

Witness my hand and official seal.

My commission expires		4/27/2010

/s/ Kathy Porter
[SEAL]			Notary Public